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                                                                   Exhibit 10.13

                              EMPLOYMENT AGREEMENT



                  This EMPLOYMENT AGREEMENT effective as of _______________, 1999, is by and between iBIZ TECHNOLOGY CORP., a Florida corporation, and INVNSYS TECHNOLOGY CORPORATION, an Arizona corporation, (collectively the "Company"), and MARK PERKINS, an individual residing in Phoenix, Arizona ("Employee").

RECITALS:

                  A. Employee has agreed to serve as Vice-President of Operations of the Company;

                  B. The Board of Directors of the Company considers sound and vital management to be essential and desires to have the benefit of Employee's knowledge, experience and service; and

                  C. Employee desires to be employed by the Company and the Company desires to retain Employee as its Vice-President of Operations on the terms and conditions set forth herein.

AGREEMENTS:

                  The parties hereto, in consideration of the covenants and agreements set forth herein and other good and valuable consideration, agree as follows:

                  1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meaning indicated thereof:

                           1.1 Board means the Board of Directors of the Company or any successor.

                           1.2 Company means iBIZ TECHNOLOGY CORP. or any successor entity.

                           1.3 Compensation means the total amount included in Employee's gross income for federal income tax purposes in connection with his employment hereunder for payments or benefits received under the provisions of Sections 2.3.1 and 2.3.2 hereof.

                           1.4 Effective Date means __________________, 1999.


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                           1.5 Termination For Cause means the termination of
         employment of Employee by the Board because of Employee's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any material law, rule or regulation resulting in the Company's detriment or reflecting upon the Company's integrity (other than traffic infractions or similar minor offenses) or a material breach by the Employee of the terms of this Agreement and failure to cure such breach within thirty (30) days after receipt of written notice from the Company specifying the nature of such breach or to pay compensation to the Company deemed reasonable by the Company if the breach cannot be cured. For purposes of this Agreement, Employee's termination of employment shall not be considered to be a Termination for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than sixty-six percent (66%) of the entire membership of the Board at a meeting called and held for that purpose after reasonable notice to Employee and an opportunity for him, together with his counsel, to be heard, finding that, in the good faith opinion of the Board, Employee is guilty of misconduct of the type described in this Section 1.5, and specifying the particulars thereof in detail which determination shall be subject to a complete and de novo review as to reasonableness and good faith.

                           1.6 Termination by Employee For Good Reason means the termination of this Agreement by Employee upon the occurrence of any of the following events without Employee's consent: (i) assignment of Employee to any duties substantially inconsistent with his position or duties contemplated by this Agreement or a substantial reduction of his duties contemplated by this Agreement; (ii) the removal of any titles of Employee specified in Section 2.2 of this Agreement; (iii) any material breach of the Company's obligation under this Agreement or any failure by the Company to carry out any of its material obligations hereunder, and the failure to cure such breach or failure within thirty
         (30) days after written notice of such breach or failure has been delivered to the Company by Employee; and (iv) the relocation of Employee or his corporate office, facilities, or personnel outside the Phoenix metropolitan area.

                           1.7 Total and Permanent Disability means an injury or illness of the Employee that prevents the performance of customary duties and which is expected to be of long continued and indefinite duration and that has caused Employee's absence from service for at least one hundred eighty (180) days.

                  2. EMPLOYMENT. The Company hereby retains and employs Employee to serve in the capacity of Vice-President of Operations. Employee accepts such employment on the terms and conditions set forth herein.


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                           2.1 Term. The term of this Agreement shall commence
         on the Effective Date and shall end, unless previously terminated in accordance with the provisions of Section 3 hereof, at the close of business on the day before the second anniversary of the Effective Date hereof.

                           2.2 Duties and Responsibilities. Employee's position shall be Vice-President of Operations. The Vice-President of Operations of the Company shall have such duties and powers as the Board, President or Chief Executive Officer may delegate from time to time. At the request of the President or in the case of absence or disability of the President, the Vice-President of Operations shall perform the duties of the President and, when so acting, shall have all powers and be subject to all obligations of President. Employee shall serve in such other executive capacities and have such additional titles and authorities with respect to the Company and its subsidiaries as the Board may from time to time reasonably prescribe. During the term of this Agreement, Employee shall devote substantially his entire work time, attention, and energies to the business of the Company and its subsidiaries. Subject to the provisions of Section 4 hereof, Employee may serve as a director or member of any other corporation or entity so long as any such service does not cause any conflict of interest with the Company.

                           2.3. Compensation.

                                    2.3.1 Base Salary. Subject to the further
                  provisions of this Agreement, the Company agrees to pay to Employee an annual base salary of $88,000, payable no less frequently than in accordance with the regular payroll practices of the Company, with such increases as shall be made from time to time in accordance with the Company's regular salary administrative practices as applied to Company officers. The base salary of Employee shall not be decreased at any time during the term of this Agreement from the amount in effect from time to time. Employee shall be entitled and eligible for bonuses that may be declared from time to time in the sole discretion of the Board.

                                    2.3.2 Fringe Benefits. Employee shall be
                  entitled to participate in any fringe benefits which are now or may hereafter become applicable to the Company's executives, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Employee under this Agreement; including, but not limited to, reimbursement for reasonable business expenses accounted for in accordance with applicable governmental regulations; life, long-term disability and accident insurance plans; employee saving and investment plans; and medical, dental and hospitalization insurance plans; without any material reduction in such fringe benefits as in effect


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                  on the Effective Date hereof. Employee shall receive 4 weeks paid vacation and 4 personal days paid vacation per year that this Agreement is in effect. Effective upon execution of this Agreement, Employee shall receive _____ options to purchase _____ shares of Common Stock of the Company at an exercise price of _____ per share subject to the vesting schedule and other terms and conditions contained in the stock option attached hereto as Exhibit "2.3.2" issued pursuant to the Employee Stock Option Plan (the "Option Plan") attached hereto as Exhibit "2.3.2(a)."

                                    2.3.3 Participation in Retirement and
                  Benefit Plans. The Employee shall be entitled to participate in any retirement, pension, thrift or other retirement or employee plan that the Company has adopted or may adopt for the benefit of its senior executives.

                  3. TERMINATION. Employee's employment under this Agreement shall terminate upon the occurrence of any one of the following events:

                           3.1 Total and Permanent Disability. In the event Employee suffers Total and Permanent Disability, the Company may terminate Employee's employment. Upon termination by reason of Total and Permanent Disability, the Company shall pay to Employee such benefits as may be provided to officers of the Company under any Company provided disability insurance or similar policy or under any Company adopted disability plan and in the absence of any such policy or plan shall continue to pay to Employee for a period of not less than six (6) months the Compensation then in effect as of the effective date of Employee's termination. Employee agrees, in the event of any dispute under this Section as to the existence of Total and Permanent Disability, to submit to a physical examination by a licensed physician selected by the Company, the cost of such examination to be paid by the Company, and the decision as to Employee's disability shall be conclusive and binding upon the Company and Employee. Nothing contained herein shall be construed to affect Employee's rights under any disability insurance or similar policy, whether maintained by the Company, Employee or another party.

                           3.2 Death. In the event of the death of Employee this Agreement shall terminate and all obligations of the Company hereunder shall be extinguished as of the date of Employee's death. Nothing contained herein shall be construed to affect any rights of Employee's estate under any life insurance or similar policy, whether owned by the Company, the Employee or any third party.

                           3.3 Termination For Cause. The Company may effect a Termination For Cause of Employee. The Company shall have no further


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         obligation to pay Compensation hereunder after the date of Termination
         For Cause.

                           3.4 Voluntary. Should Employee voluntarily terminate his employment prior to the termination of this Agreement, the Company shall have no further obligation to pay compensation.

                           3.5 Termination By Employee For Good Reason. Employee shall be entitled to terminate his employment hereunder upon the occurrence of an event constituting Good Reason, as defined in Section
         1.6. If an event constituting Good Reason occurs, Employee shall have the right, exercisable for a period of thirty (30) days, to immediately terminate this Agreement by delivering a written statement to that effect to the Company. Upon such a termination, Employee shall be entitled to receive a payment equal to the lesser of (i) an amount equal to one-half of the Employee's annual base salary in effect at the time of termination, or (ii) the remaining compensation due Employee under the terms of this Agreement. If Employee fails to exercise his rights under this Section 3.5 within thirty (30) days following an event constituting Good Reason, such rights shall expire and be of no further force or effect.

                  4. CONFIDENTIALITY.

                           4.1 Confidential Information. Employee acknowledges that he has and will have access to trade secrets and confidential business information of the Company and its affiliates and subsidiaries throughout the term of this Agreement and that any such trade secret or confidential information, regardless of whether Employee alone or with others developed any such trade secret or confidential information, shall be and shall remain the property of the Company or its affiliates or subsidiaries. During the term of this Agreement and after termination of employment, Employee shall not, either voluntarily or involuntarily, on either his own account, as a member of a firm, or on behalf of another employer or otherwise, directly or indirectly use or reveal to any person, partnership, corporation or association any trade secret or confidential information of the Company or any of its subsidiaries or affiliates. Such trade secrets shall include, but shall not be limited to, business plans, marketing plans or programs, any non-public financial information, including but not limited to, financial information, forecasts and statistics relating to markets, contracts, customer lists, compensation arrangements and business opportunities. The term "trade secrets" shall not include information generally available to the public or a governmental agency. Employee will not make available to any person, partnership, corporation or association, or retain after termination of employment, any Employer policy manuals, printed materials or computer disc containing information related to the Company or to any affiliate of the Company.


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                           4.2 Injunctive Relief. Employee acknowledges that the
         restrictions contained in this Section 4 are a reasonable and necessary protection of the immediate interests of the Company and its affiliates and subsidiaries and that any violation of these restrictions would cause substantial injury to the Company. In the event of a breach or threatened breach by Employee of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Employee from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

                  5. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Employee, the Company and their respective heirs, executors, administrators, successors and assigns; provided, however, that Employee may not assign his rights hereunder without the prior written consent of the Company and may not assign his obligations hereunder. The Company may assign either its rights or obligations hereunder to any of its subsidiaries or affiliated corporation or to any successor to substantially all of the assets or business of the Company.

                  6. MODIFICATION, WAIVER OR AMENDMENT. The provisions of this Agreement may not be modified, amended or waived except by a written instrument executed by the Company and Employee. The waiver of any provision of this Agreement by either party shall not constitute a waiver of any subsequent occurrences or transactions unless the waiver, by its terms, constitutes a continuing waiver.

                  7. ARBITRATION. Any disputes related to or arising out of this Agreement or otherwise relating to Employee's employment with the Company shall be subject to mandatory binding arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association ("AAA"), except that the Company may, in place of or in addition to arbitration, elect to pursue court remedies for any breach of Section 4 of this Agreement. The arbitrator shall be selected in accordance with the AAA's rules for selecting a single arbitrator provided that, if AAA rules call for selecting an arbitrator by making strikes against a list of candidates, in the event that there is an odd number of candidates Employee shall have the first strike and in the event that there is an even number of candidates the Company shall have the first strike. Except to the extent contrary to this Agreement or the Company's written policies regarding arbitration with Employee, the procedural rules that shall govern the arbitration shall be the rules of the AAA, or in the event that a particular procedural issue is not governed by the foregoing, the Arizona Rules of Civil Procedure shall apply except that discovery may be conducted only upon agreement of the parties or order of the arbitrator upon good cause shown, and in issuing discovery orders, the arbitrator shall consider that the parties have chosen arbitration to provide for the efficient and inexpensive resolution of disputes.


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The forum for the arbitration shall be Phoenix, Arizona. The applicable substantive law shall be the law chosen to apply to disputes provided by this Agreement. A party may initiate arbitration under this Section by making a demand for arbitration and shall serve with that demand a detailed statement setting forth with particularity the factual and legal basis for each claim asserted. In the event that the party initiating arbitration fails to serve on the opposing party the detailed statement of claims required by this Section, the opposing party shall be entitled to move to dismiss the arbitration, and upon such motion, such claims shall be dismissed. Upon the issuance of a decision, the arbitrator shall issue written findings of fact and conclusions of law. The decision of the arbitrator shall be in accordance with the express terms and conditions of this Agreement. Each party shall pay its own attorneys' fees and costs and shall share the arbitration fees provided that the nonprevailing party shall reimburse the prevailing party for all reasonable attorneys' fees and costs, including the arbitration fees, incurred in connection with the arbitration. Arbitration proceedings and any information related thereto shall be kept confidential. THE PARTIES ACKNOWLEDGE THAT THEIR AGREEMENT TO ARBITRATE UNDER THIS SECTION MEANS THAT TRIAL BY JURY OR APPEAL WILL NOT BE AVAILABLE FOR ANY DISPUTES RELATED TO OR ARISING OUT OF THIS AGREEMENT OR OTHERWISE RELATING TO EMPLOYEE'S EMPLOYMENT WITH THE COMPANY INCLUDING WITHOUT LIMITATION DISPUTES INVOLVING ALLEGED EMPLOYMENT DISCRIMINATION, HARASSMENT, WRONGFUL TERMINATION, AND ANY OTHER CLAIMS ARISING OUT OF FEDERAL OR STATE STATUTES, COMMON LAW OR PUBLIC POLICY, EXCEPT THAT THIS SECTION DOES NOT RESTRICT THE RIGHT TO PURSUE COURT REMEDIES FOR ANY BREACH OF
SECTION 4 OF THIS AGREEMENT.

                  8. NO MITIGATION. Any compensation earned by Employee from another employer or from employment not in violation of the provisions of
Section 2.2 or Section 4 hereof shall not reduce any payment to which Employee is entitled under the terms of this Agreement.

                  9. MISCELLANEOUS.

                                    9.1 Entire Agreement. This Agreement
                  rescinds and supersedes any other agreement and contains the entire understanding between the parties relative to the employment of Employee, there being no terms, conditions, warranties, or representations other than those contained or referred to herein, and no amendment hereto shall be valid unless made in writing and signed by both of the parties hereto.

                                    9.2 Governing Law. This Agreement shall be
                  interpreted and construed in accordance with the laws of the State of Arizona without regard to conflicts of law principles as applied to residents of Arizona.


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                                    9.3 Severability. In the event that any
                  provisions herein shall be legally unenforceable, the remaining provisions nevertheless shall be carried into effect.

                                    9.4 Attorneys' Fees. In the event of any
                  litigation between the parties hereto arising out of the terms, conditions and obligations expressed in this Agreement, the prevailing party in such litigation shall be entitled to recover reasonable attorneys' fees incurred in connection therewith.

                                    9.5 Notices. All notices required or
                  permitted to be given hereunder shall be deemed given if in writing and delivered personally or sent by telex, telegram, telecopy, or forwarded by prepaid registered or certified mail (return receipt requested) to the party or parties at the following addresses (or at such other addresses as shall be specified by like notices), and any notice, however given, shall be effective when received:

                           To Employee:     Mark Perkins
                                            16410 North 9th Place
                                            Phoenix, Arizona  85022

                           To the Company:  iBIZ TECHNOLOGY CORP.
                                            Suite 618-688 West Hastings Street
                                            Vancouver, British Columbia,
                                            Canada   V6B 1P1

                           9.6 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

                           9.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           9.8 Headings. The subject headings to the sections in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

                           9.9 Survivorship. The provisions of Sections 3.1, 4.1, 4.2, 7 and 8 shall continue and shall survive the termination of the Agreement.

                           9.10 Integration. This Agreement reflects the entire agreement of the parties related to the subject matter hereof, and any prior


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         understandings, agreements or representations relating to such subject matter are hereby superseded, and Employee hereby expressly acknowledges that this Agreement supersedes and replaces Employee's Employment Agreement with INVNSYS Technology Corporation and Employee hereby waives and releases INVNSYS Technology Corporation from all claims for compensation and other benefits as of the effective date of Employee's employment with the Company.


                  In witness whereof, the parties have executed this Agreement on ___________________, 1999, and effective as of the date first hereinabove written.

                                     iBIZ TECHNOLOGY CORP.,
                                     a Florida corporation



                                     By:
                                         --------------------------------------
                                     Its:
                                         --------------------------------------


                                     EMPLOYEE




                                         --------------------------------------
                                                    MARK PERKINS


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                                 EXHIBIT "2.3.2"

                              EMPLOYEE STOCK OPTION


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                               EXHIBIT "2.3.2(a)"

                           EMPLOYEE STOCK OPTION PLAN


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                        ADDENDUM TO EMPLOYMENT AGREEMENT


                  THIS ADDENDUM TO EMPLOYMENT AGREEMENT ("this Addendum") is entered into effective as of the ____ day of ______________, 1999, by and between iBIZ TECHNOLOGY CORP., a Florida corporation ("iBIZ"), INVNSYS TECHNOLOGY CORPORATION, ("INVNSYS") (iBIZ and INVNSYS are referred to collectively as the "Company") and MARK PERKINS, an individual ("Employee"). iBIZ and the Employee entered into that certain Employment Agreement dated March 5, 1999 ("Employment Agreement"), which, among other things, provided for the issuance of certain options to purchase shares of common stock of iBIZ. iBIZ and Employee desire to amend the provisions relating to the options under such Employment Agreement.

                  THEREFORE, in consideration of the covenants and agreements set forth in the Employment Agreement and this Addendum and other good and valuable consideration, the parties agree as follows:

                  5. OPTIONS. In lieu of the options that were to be issued to Employee under the Employment Agreement, the Company and Employee hereby agree that iBIZ shall issue to Employee 350,000 options to purchase 350,000 shares of common stock of iBIZ at an exercise price of $0.75 per share. Such options shall be subject to the vesting schedule and other terms and conditions contained in the stock option attached to the Employment Agreement issued pursuant to the Employee Stock Option Plan attached to the Employment Agreement. A total of 300,000 options shall be issued to Employee in consideration of Employee's services as an officer of iBIZ and 50,000 options shall be issued to Employee in consideration of Employee's services as a director of iBIZ. The effective date of the issuance of the foregoing options shall be April 22, 1999.

                  6. EFFECT OF ADDENDUM. Except as amended by this Addendum, the terms and conditions of the Employment Agreement shall remain unchanged. This Addendum is hereby incorporated into the Employment Agreement as though originally a part thereof.

                  IN WITNESS WHEREOF, the parties have executed this Addendum as of the effective date set forth above.

                                  iBIZ TECHNOLOGY CORP.


                                  By:
                                      ------------------------------------------
                                        Ken Schilling, President


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                                  MARK PERKINS



                                  ----------------------------------------------





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